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                                                                    EXHIBIT 99.2

                       CONSENT OF NEEDHAM & COMPANY, INC.

     We hereby consent to the inclusion in the proxy statement of 3dfx Interactive, Inc. and prospectus of NVIDIA Corporation ("prospectus/proxy statement") forming part of this Registration Statement on Form S-4 of our opinion dated December 15, 2000 to the Board of Directors of 3dfx Interactive, Inc. attached as Annex C to the prospectus/proxy statement and to the references to our opinion under the captions "Summary - Opinion of 3dfx's Financial Advisor" and "The Asset Sale-Background," "- 3dfx's Reasons for the Asset Sale and Recommendation of 3dfx Board of Directors," and "- Opinion of 3dfx's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.



                                    /s/ Needham & Company, Inc.
                                    Needham & Company, Inc.

January 25, 2001